Exhibit 10.3

AECOM

Senior Leadership Severance Plan

1.Purpose.  The purpose of this AECOM Senior Leadership Severance Plan (the “Plan”) is to provide severance protection to a select group of designated employees of the Company in the event of a termination of their employment in certain specified circumstances.  The Plan is an “employee benefit plan,” as defined in Section 3(3) of ERISA, and a “top hat” welfare plan for a select group of management or highly compensated employees under Section 2520.104-24 of ERISA.

2.Definitions.  The following definitions are applicable for purposes of the Plan, in addition to the terms defined in Section 1 above:

(a)“Accrued Obligations” means, for an Eligible Employee, (i) any unpaid Annual Base Salary through the Date of Termination; (ii) any annual, short-term cash bonus for the most recently completed fiscal year prior to the Date of Termination for which payment has been approved in accordance with the terms of the applicable arrangement but has not been made as of the Date of Termination; (iii) unreimbursed business expenses reimbursable under the Company’s policies then in effect; and (iv) earned and accrued paid time off, if applicable, to the extent not theretofore paid and otherwise payable on termination of employment pursuant to the Company’s policies as in effect as of the Date of Termination.

(b)“Administrator” means the Committee.

(c)“Affiliate” means any entity controlled by, controlling or under common control with the Company.

(d)“Annual Base Salary” means an Eligible Employee’s annualized base salary (not including any allowances to the extent applicable) as in effect immediately prior to the Date of Termination, without taking into account any temporary reduction in annual base salary that applied to the Eligible Employee pursuant to reductions imposed in a consistent manner on other Eligible Employees.  All references herein to Annual Base Salary mean such amount prior to any reduction pursuant to a plan or other arrangement for deferral of compensation.

(e)“Board” means the Board of Directors of the Company.

(f)“Cause” means an Eligible Employee’s (i) commission of an act of fraud or theft against the Company; (ii) conviction (including a guilty plea or plea of nolo contendere) for any felony; (iii) conviction (including a guilty plea or plea of nolo contendere) for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company; (iv) significant violation of any material Company policy; (v) willful or repeated non-performance or substandard performance of material duties which is not cured within thirty (30)

days after written notice thereof to the Eligible Employee; or (vi) violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of the Eligible Employee’s service which, if such violation is curable, is not cured within thirty (30) days after notice thereof to the Eligible Employee.

(g)“CIC Plan” means the Company’s Change in Control Severance Policy for Key Executives (or any successor plan thereto).

(h)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(i)“Committee” means the Compensation and Organization Committee of the Board.

(j)“Company” means AECOM, a Delaware corporation and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.

(k)“Date of Termination” means the date on which the Eligible Employee’s employment is terminated by the Company.

(l)“Disability” means the Eligible Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(m)“Eligible Employee” means an employee of the Company or one of its Subsidiaries who is (i) an “officer” (as defined in Section 16(a) of the Exchange Act) or a key employee and (ii) designated as an Eligible Employee by the Administrator.  The individuals initially designated as Eligible Employees are set forth on Exhibit A of the Plan, with such Exhibit A to be updated from time to time to reflect the then-current Eligible Employees.

(n)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o)“Exchange Act” means the Securities Exchange Act of 1934.

(p)“Qualifying Termination” means the involuntary termination of an Eligible Employee by the Company without Cause, other than (i) a termination due to the Eligible Employee’s death or Disability or (ii) a termination during the “Protection Period” under the CIC Plan.  The following shall not be considered a Qualifying Termination:  (i) a transfer of employment from the Company to a Subsidiary or Affiliate or vice versa, or (ii) a termination of employment from AECOM in connection with the sale or other disposition of a Subsidiary or Affiliate to a third party, or substantially all of the assets of the business of a Subsidiary or Affiliate to a third party, for which the Eligible Employee primarily provides services.

(q)“Separation and Release Agreement” means the Separation and Release Agreement as contemplated by Section 6.

(r)“Severance Payment” has the meaning specified in Section 5(a).

(s)“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period when more than a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(t)“Target Annual Incentive Award” means an Eligible Employee’s target annual cash incentive award opportunity under the annual incentive plan of the Company or its Subsidiaries in which such Eligible Employee participates as of immediately prior to the Date of Termination for the fiscal year of the Company in which the Date of Termination occurs, or if the target annual cash incentive award opportunity for such fiscal year has not been established as of the Date of Termination, the Eligible Employee’s target annual cash incentive award opportunity as in effect for the completed fiscal year immediately prior to the Date of Termination.

(u)“Years of Service” means the number of full, completed years in which an Eligible Employee has been employed by the Company or its Subsidiaries, beginning with the most recent date of hire with the Company or its Subsidiaries (as reflected in the Company’s records and not taking into account the hire date or service with any predecessor or acquired entities) and ending on the Eligible Employee’s Date of Termination.

3.Eligibility.  An Eligible Employee shall be eligible for the severance payments and benefits under Section 5, subject to the terms and conditions described herein, if he or she experiences a Qualifying Termination.

4.Administration.  The Plan shall be interpreted, administered, and operated by the Administrator, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  Such authority shall include the powers to resolve ambiguities, inconsistencies, and omissions and to correct any scrivener’s error.  All decisions, interpretations, and other actions of the Administrator shall be final, conclusive, and binding on all parties who have an interest in the Plan.

5.Severance Upon a Qualifying Termination.  Upon the Qualifying Termination of an Eligible Employee, the Eligible Employee shall be entitled to receive the payments and benefits set forth below, subject to timely receipt by the Company (and the effectiveness) of, and continued compliance with, a Separation and Release Agreement signed by the Eligible Employee.  The payment of the Accrued Obligations shall not be conditioned on the Separation and Release Agreement and shall be paid to the Eligible Employee within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law).

(a)Severance Payment.  A lump sum cash severance payment (the “Severance Payment”) equal to the sum of:

(i)	One (1) times the Eligible Employee’s Annual Base Salary;
(ii)

A prorated annual incentive award payment for the fiscal year in which the Date of Termination occurs equal to the product of (x) the Target Annual Incentive Award and (y) a fraction, (A) the numerator of which is the number of days elapsed during such fiscal year through the Date of Termination and (B) the denominator of which is 365 (without regard to the total number of days in such fiscal year); and

(iii)

The amount equal to the product of (x) the monthly portion of the healthcare (medical, dental and vision) premiums payable by the Company or the applicable Subsidiary at the active employee rate applicable to the Eligible Employee as of immediately prior to the Date of Termination based on the Eligible Employee’s coverage elections in effect immediately prior to the Date of Termination, and (y) twelve (12).

The Severance Payment will be paid to the Eligible Employee as soon as reasonably practicable following the effective date of the Separation and Release Agreement (and no later than sixty (60) days following the Date of Termination subject to the effectiveness of such agreement).

(b)Additional Service Credit for Equity Award Vesting.  For purposes of determining the vested status of the then outstanding equity incentive awards held by the Eligible Employee as of immediately prior to the Date of Termination, the additional service crediting rules set forth below shall apply based on the Eligible Employee’s Years of Service as of immediately prior to the Date of Termination.  For the avoidance of doubt, this Section 5(b) does not provide for vesting of awards on a prorated basis; rather it provides for vesting of awards if the application of the additional service vesting credit set forth below would result in the Eligible Employee’s being deemed employed by the Company on the applicable vesting date (and, in the case of performance vesting awards, subject to the achievement of the applicable performance goals), as set forth in the applicable award agreement.

(i)

Time Vesting Awards.  All or a portion of the time vesting equity incentive awards will be eligible to vest immediately and no longer be subject to forfeiture, based on the portion (if any) of the award that would have vested had the Eligible Employee remained employed following the Date of Termination for the number of months set forth in the additional service vesting credit schedule set forth in Section 5(b)(iii) below (i.e., if the additional service vesting credit results in the Eligible Employee being deemed to have provided service to the Company through one or more of the original vesting dates applicable to the outstanding time vesting award, the award (or applicable portion thereof) will vest).  The settlement of any such vested awards will occur as soon as reasonably practicable following the effective date of the Separation and Release Agreement and, to the extent immediate settlement is not permissible due to Section 409A of the Code, the earliest permissible date that does not result in the imposition of taxes and penalties under Section 409A of the Code consistent with the applicable award agreement and the terms of the applicable equity plan.

(ii)

Performance Vesting Awards.  Subject to the Eligible Employee’s satisfying the service vesting requirement applicable to a performance vesting award after taking into account the additional service vesting credit set forth in Section 5(b)(iii) below, performance vesting awards will remain outstanding and continue to be eligible to vest based on the level of achievement of performance as determined by the

Committee in the ordinary course (at the end of the performance period or such earlier date as applies to similarly situated award holders).  The number of shares earned (based on the level of achievement of the performance goals applicable to such award) will vest if such award would have vested had the Eligible Employee remained employed following the Date of Termination for the number of months set forth in the additional service vesting credit schedule set forth in Section 5(b)(iii) below (i.e., if the additional service vesting credit results in the Eligible Employee being deemed to have provided service to the Company through one or more of the original vesting dates applicable to the outstanding performance award, the award (or a portion thereof) will vest based on the level of achievement of the applicable award).  The settlement of any such earned and vested awards will occur consistent with the timing applicable to similar awards held by active employees (but in no event earlier than the effective date of the Separation and Release Agreement).

(iii)

Additional Service Vesting Credit Schedule.  The additional service credit vesting will be based on the Eligible Employee’s Years of Service as of immediately prior to the Date of Termination as set forth below.

Additional Service Vesting Credit
Years of Service	Additional Service Credit for Equity
< 5 years	0
5 – 10 years	12 months
> 10 years	24 months

Any equity incentive awards (whether time vesting or performance vesting) held by an Eligible Employee for which the application of the additional service credit vesting is insufficient and does not result in the deemed satisfaction of the time vesting requirement applicable to such award shall be forfeited as of the Date of Termination for no consideration, and any performance vesting awards that remain outstanding based on the deemed satisfaction of the service vesting requirement shall, in all events, continue to be subject to the achievement of the applicable performance goals.

(c)Non-duplication of Payments or Benefits; Coordination with the CIC Plan.  Any pay in lieu of notice, severance benefits or other payments or benefits that may be required by any federal, state or local law, including the laws of any jurisdiction outside of the United States, relating to severance, plant closures, terminations, reductions-in-force, or plant relocations will proportionately reduce the Severance Payment to be made to the Eligible Employee in accordance with Section 5(a)(i).  The right to benefits under the Plan will not be duplicative of the rights under the CIC Plan which will apply and govern with respect to eligible terminations thereunder, including a termination that occurs prior to a Change in Control (as defined in the CIC Plan) during the Protection Period under the CIC Plan.  In no event will an Eligible Employee be entitled to benefits under both the Plan and the CIC Plan with respect to the same termination of employment.

6.Separation and Release Agreement.  In order to receive benefits under Section 5 of the Plan, the Eligible Employee must execute a Separation and Release Agreement within thirty (30) days following the Date of Termination (or any later date required by applicable law as set forth in such Separation and Release Agreement) in the form provided by the Company in its sole discretion.  The Separation and Release Agreement shall contain the following provisions and may contain such other provisions as the Company determines to be reasonable and appropriate:

(a)Release of Claims.  A general waiver and release of claims in favor of the Company and its Affiliates and their respective officers, directors and employees, with customary exclusions with respect to (i) benefits under the Plan, (ii) rights in respect of the continuation of healthcare coverage under applicable law, (iii) rights as a stockholder of the Company, (iv) rights to indemnification under the Company’s governing documents and coverage under its director and officer insurance policies, and (v) rights that cannot be waived under applicable law;

(b)Non-solicitation.  Restrictive covenants that prohibit the Eligible Employee from soliciting for one (1) year following the Date of Termination (i) the employees of the Company and its Affiliates and (ii) the customers and other business relations of the Company and its Affiliates; and

(c)Other Covenants.  Provisions restricting the Eligible Employee from disclosing the confidential information of the Company and its Affiliates, requiring the Eligible Employee to return the property of the Company and its Affiliates, prohibiting the Eligible Employee from disparaging the Company, its Affiliates and their respective service providers, and requiring the Eligible Employee to cooperate with the Company with respect to litigation, investigations and other matters.

7.Amendment and Termination.  The Committee reserves the right to amend or terminate the Plan at any time, in whole or in part, with respect to any Eligible Employee who has not experienced a Qualifying Termination as of the effective date of such amendment or termination.  Notwithstanding the foregoing, any termination of the Plan or amendment of the Plan that in any manner reduces the payments or benefits that are provided to any Eligible Employee upon a Qualifying Termination, or in any manner narrows the conditions under which a Qualifying Termination will be determined to have occurred, or in any manner reduces the protections provided to Eligible Employees, including the determination that any individual is no longer designated as an Eligible Employee, shall not be effective until at least twelve (12) months following approval by the Administrator without the written approval of the affected Eligible Employee.

8.Section 409A of the Code.

(a)General.  It is intended that payments and benefits made or provided under the Plan shall comply with the requirements of Section 409A of the Code, or an exemption from or exception to Section 409A of the Code, and will be interpreted, applied and administered accordingly.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  All payments to be made upon a termination of employment under the Plan may be made only upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on an Eligible Employee pursuant to Section 409A of the Code.  In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment under the Plan.

(b)Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in the Plan, all reimbursements and in-kind benefits provided under the Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Eligible Employee’s lifetime (or during a shorter period of time specified in the Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)Delay of Payments.  Notwithstanding any other provision of the Plan to the contrary, if an Eligible Employee is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to such Eligible Employee under the Plan during the six-month period immediately following such Eligible Employee’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Eligible Employee’s separation from service shall be accumulated and paid to such Eligible Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code.  If such Eligible Employee dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of such Eligible Employee’s death.

9.Miscellaneous.

(a)Assignment; Non-transferability.  No right of the Eligible Employee to any payment or benefit under the Plan shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Eligible Employee or of any beneficiary of the Eligible Employee.  The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.

(b)Withholding.  The Company shall have the right to deduct from all payments hereunder all taxes that the Company determines are required by law to be withheld therefrom.  Regardless of the amount withheld, the recipient of payments, benefits, or other income (including imputed income) under the Plan shall be solely responsible for all taxes owed with respect to such payments, benefits, and other income.

(c)Funding.  The Company or its Subsidiaries shall pay benefits from their general assets.  No specific amount shall be set aside in advance for this purpose.  Eligible Employees shall be unsecured general creditors of the Company or its Subsidiaries for purposes of benefits due hereunder.

(d)No Right to Employment.  Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or a Subsidiary or shall otherwise modify the employee’s at-will employment relationship with the Company or a Subsidiary.  The Plan is not a contract of employment between the Company or a Subsidiary and any employee.

(e)Continued Eligibility to Participate in Company Plans.  Nothing in the Plan shall prevent or limit an Eligible Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Subsidiaries (other than any such arrangement that would provide duplicative benefits to those provided hereunder).  Amounts that are vested benefits or that an Eligible Employee or his or her dependents are otherwise entitled to receive under any plan, policy, practice, program or arrangement of the Company or its Subsidiaries shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement.  Without limiting the generality of the foregoing, the Eligible Employee’s right to benefits under the Plan shall in no way affect the Eligible Employee’s right to benefits by reason of his or her “retirement” under any compensation and benefits plans, programs or arrangements of the Company or its Affiliates.

(f)Governing Law.  The Plan is intended to be governed by and will be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of Delaware.

(g)Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included in the Plan.

(h)Dispute Resolution. To the fullest extent permitted by law, any and all disputes, claims, and causes of action, in law or equity, arising from or relating to the Plan (including the Separation and Release Agreement, other than with respect to the covenants therein), or any dispute arising out of or relating to the Plan (or the Separation and Release Agreement) will be settled by binding arbitration by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with such arbitration proceedings to be located in Los Angeles, California.  The arbitrators will not be empowered to award damages in excess of compensatory damages.  The cost of arbitration will be paid by the Company, and each party will pay for their respective legal fees and other expenses.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(i)No Duty to Mitigate.  An Eligible Employee will not be obligated to seek other employment or take any other action by way of mitigation of the amounts or benefits payable or provided under the Plan, nor will the amounts or other benefits to be paid or provided to an Eligible

Employee pursuant to this Plan be reduced by amounts earned by the Eligible Employee from another employer.

(j)Headings.  The Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.

(k)Complete Statement of Plan.  The Plan document contains a complete statement of the Plan’s terms and supersedes all prior statements with respect to the Plan’s terms.  No other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Plan.  In the event of a conflict between a provision in the Plan document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of the Plan document shall control.

10.Claims Procedures.

(a)Initial Claims.  An Eligible Employee who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits under the Plan within sixty (60) days after the Eligible Employee’s Date of Termination.  Claims shall be addressed and sent to:

General Counsel

AECOM

1999 Avenue of the Stars

Los Angeles, CA 90067

If the Eligible Employee’s claim is denied, in whole or in part, the Eligible Employee will be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Eligible Employee’s written claim, unless special circumstances require an extension of time for processing the claim, in which case the decision period may be extended by up to an additional ninety (90) days.  If such an extension of time is necessary, written notice of the extension will be furnished to the Eligible Employee before the termination of the initial ninety (90)-day period and will describe the circumstances requiring the extension and the date by which a decision is expected to be rendered.  Written notice of the denial of the Eligible Employee’s claim will contain the following information:

(i)	the reason or reasons for the denial of the Eligible Employee’s claim;
(ii)	references to the Plan provisions on which the denial of the Eligible Employee’s claim was based;
(iii)

a description of any additional information or material required by the Administrator to reconsider the Eligible Employee’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(iv)

a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(b)Appeal of Denied Claims.  If the Eligible Employee’s claim is denied, the Eligible Employee (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator.  This request for review must be filed no later than sixty (60) days after the Eligible Employee has received written notification of the denial.

(i)	Such request for review may include any comments, documents, records and other information relating to his or her claim for benefits.
(ii)

The Eligible Employee has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(iii)

The review of the denied claim will take into account all comments, documents, records and other information that the Eligible Employee submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

(c)Administrator’s Response to Appeal.  The Administrator will notify the Eligible Employee of its decision within sixty (60) days after the Administrator’s receipt of the Eligible Employee’s written claim for review; provided that the Administrator may extend the review period by up to sixty (60) additional days, if the Administrator notifies the Eligible Employee in writing of the need for an extension (and the reason therefor) before the end of the initial sixty (60)-day period.  If the Administrator makes an adverse decision on appeal, the Administrator shall communicate its decision in a writing that includes:

(i)	the reason or reasons for the denial of the Eligible Employee’s appeal;
(ii)	reference to the Plan provisions on which the denial of the Eligible Employee’s appeal is based;
(iii)

a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(iv)	a statement describing the Eligible Employee’s right to bring an action under Section 502(a) of ERISA.

(d)Exhaustion of Administrative Remedies.  The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan.  As to such claims and disputes:

(i)

no claimant shall be permitted to commence any arbitration or legal action to recover benefits or to enforce or clarify rights under the Plan or under any provision of law until these claims procedures have been exhausted in their entirety;

(ii)	failure to submit a claim, appeal, or any required information by the applicable deadline under these claims procedures shall result in forfeiture of the benefits being claimed;

(iii)

in any arbitration or legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law; and

(iv)

no legal action or arbitration may be commenced by the Eligible Employee later than one hundred eighty (180) days subsequent to the date of the written response of the Administrator to an Eligible Employee’s request for review pursuant to Section 10(c).

Effective June 16, 2020

Exhibit A

Eligible Employees as of June 16, 2020

Named executive officers and other officers as designed by the Compensation and Organization Committee of the Board of Directors

A-1